Shareholder Letter Fo od ie La nd / U SAQ1 2024 May 2, 2024

Q1 2024 Highlights

Net revenue of 86.3 million grew 11% year-over-year. Higher marketplace revenue drove revenue per ticket to $4.07, a 21% increase year-over-year.

Marketplace revenue, including organizer fees and Eventbrite Ads, grew to 13% of first quarter net revenue.

Consumer reach extended to 27.6 million free and paid ticket buyers and nearly half of all paid tickets were Eventbrite driven.

Net Revenue



$78M
$86M
+11% Y/Y
Q1 2023
Q1 2024

Gross Ticket Sales



$906M
$854M
(6%) Y/Y
Q1 2023
Q1 2024

Net Loss [1]
($4.5M)
+65% Y/Y

Adjusted EBITDA [1][2]
$10.4M
+386% Y/Y

Paid Tickets



23M
21M
(8%) Y/Y
Q1 2023
Q1 2024

Net Revenue Per Ticket



$3.36
$4.07
+21% Y/Y
Q1 2022
Q1 2023

Paid Creators
169.5K
(1%) Y/Y

Paid Buyers
10.3M
(6%) Y/Y

(1) Includes restructuring and other costs totaling $0.1 million in the first quarter.
(2) Adjusted EBITDA is a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). See the section in this letter titled "About Non-GAAP Financial Measures" for information regarding Adjusted EBITDA, including the limitations of non-GAAP measures, and see the end of this letter for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

Eventbrite Q1 2024 Shareholder Letter
Page 2

Dear Eventbrite Shareholder, We continue to make progress on the strategic transformation of Eventbrite, building on the scale of our ticketing platform, and sharpening our focus on consumers to deliver an indispensable marketplace for live events. In the first quarter of 2024, we brought 28 million ticket buyers together with 345,000 creators, issuing nearly 66 million tickets across a vibrant collection of 1.4 million free and paid events. More than $850 million in total ticket value was transacted in the Eventbrite marketplace in the first quarter alone. We are excited about the opportunity to expand on each of these dimensions in the future and are starting to see tangible benefits as we execute our marketplace strategy. . Detroit Auto Show Detroit, MI FoodieLand From Los Angeles and Las Vegas to San Diego and San Jose, more than 1.2 million food lovers have attended FoodieLand’s three-day events across the US since its launch. As well as indulging in the hugely diverse range of cuisines offered, including the very latest food trends, festival attendees also get the chance to enjoy games (food eating competition, anyone?), live entertainment, and shopping from the many small, local vendors, who are at the heart of FoodieLand events. With paid ticket numbers more than doubling from 2021 to last year, Eventbrite has helped drive that growth by generating nearly 20% more tickets through demand driving tactics. Page 3Eventbrite Q1 2024 Shareholder Letter

Financial Update Our financial results for the first quarter were consistent with the outlook we shared in February, and we anticipate full-year 2024 revenue and Adjusted EBITDA margins within the ranges established previously. Net revenue was $86.3 million for the quarter, an 11% increase over last year’s first quarter. Revenue per ticket rose 21% year-to-year, reaching a record of $4.07. Paid ticket volume declined 8% year-over-year to 21.2 million in the first quarter as we navigate the evolution in our value proposition, go-to-market strategy, and the introduction of new pricing models for creators. We are focused on actions to improve paid ticket volume growth and are encouraged by early signs of progress. We have accelerated the acquisition of creators in cities and categories where we see the strongest consumer demand, leveraging our expanded sales force to secure in-demand inventory. In addition, we are working with creators to simplify and iterate our pricing models and adjust our sign-up flow to better communicate our value and increase conversion. We’re also making strides in personalization, search and discovery experiences for consumers, and upgrading our mobile app to showcase the most relevant events and drive ticket purchases. We anticipate improvement in year-over-year paid ticket volume comparisons in the second quarter. Marketplace revenue, consisting of organizer fees and subscriptions as well as advertising revenue, rose to $11.4 million in the first quarter, representing approximately 13% of first-quarter revenue compared to 3% in last year’s first quarter. Our revenue take rate (net revenue divided by gross ticket sales) grew to 10.1% in the first quarter compared to 8.6% in last year’s first quarter, an indication of the enhanced value unlocked by our marketplace strategy via improved ticketing monetization and the growth of non-ticketing revenue. With higher revenue per ticket and a larger portion of overall revenue coming from higher-margin marketplace services in the first quarter, gross margin expanded to a new record of 71.0%. Total operating expenses were lower than in the fourth quarter of last year, as we completed the relocation of certain functions to lower-cost locations and managed other costs and expenses prudently. We intend to carefully balance current and future investment against our profitability objectives as we execute the transition to a marketplace. 2,000000 2,214286 2,428571 2,642857 2,857143 3,071429 3,285714 3,500000 Q1 2024 Q1 2023 Q1 2022 Q1 2019 $3.01 $3.09 $3.36 7.0% 7.8% 8.6% 10.1% $4.07 // Net Revenue per Ticket and Take Rate OpEx Investment Profile Q1 2024 31% General & Administrative 39% 30% Product Development Sales & Marketing As reported Page 4Eventbrite Q1 2024 Shareholder Letter

Net loss was ($4.5) million in the first quarter compared to a loss of ($12.7) million a year ago, and Adjusted EBITDA was $10.4 million in the first quarter, representing a 12.1% Adjusted EBITDA margin. Available liquidity, which is defined elsewhere in this letter, was $377.7 million at the end of the first quarter, reflecting approximately $15.0 million in share repurchases under the $100 million program authorized by the Board of Directors in March. Marketplace Highlights We seek to win by bringing exciting and unique local events onto our platform, successfully sharing great experiences with eager consumers, and powering ticket purchases that make our marketplace the preferred destination for event creators and consumers. During the first quarter, we attracted 92,000 new creators to our platform, including over 100 creators whose events will likely place them within the top 1-2% of creators in our marketplace based on their historically popular events. Highly popular events – similar to many of those featured throughout this letter – not only bring in additional ticket sales, but they are also strategically valuable to our marketplace, adding richness and relevance to our inventory and helping to attract new consumers and repeat buyers. High visibility events and creators Bar Pop Australian event organizers BarPop - AKA ‘creators of fun’ - know how to put on a party. Promising “good times on tap”, tickets for their forthcoming drinks festival, Froth Town, went on sale in April and proved an instant hit. Within the first day, over 2500 tickets were quickly snapped up, with 33% of traffic driven by Eventbrite. Featuring over 75 booze vendors, Perth’s biggest festival of beer, spirits, ciders, seltzers, wines and cocktails takes place at the Claremont Showground over two days in August, but it’s more than just a drinks festival. The frothy fun also features live music, a silent disco, karaoke, a hotdog eating contest, and even a ‘dad bod’ wet t-shirt competition! BarPop’s use of Eventbrite has been a winning partnership, with the platform driving 36% of the organizer’s 316K lifetime paid tickets sold. That total is set to grow even further with tickets for ‘Perth’s favorite summer festival’, Ice Cream Factory, expected to go on sale in August, and the expansion of both Froth Town and Ice Cream Factory into Brisbane planned for this year. Our outbound sales team is targeting strategically valuable event inventory in our top metros – guided by what Eventbrite consumers are looking for – and new bookings in this channel accelerated further in the first quarter to the best pace Page 5Eventbrite Q1 2024 Shareholder Letter in over two years. Renewal rates among large accounts also extended an upward trend in the first quarter, as a result of our investments in product and account management. In our self-sign-on channel, we simplified onboarding and event creation, saving new creators time and increasing their success in publishing a first event.

The introduction of Instant Payouts in January and Tap-to-Pay in February reflect our ongoing commitment to helping creators gain financial empowerment. Instant Payouts enables creators to withdraw ticket sales proceeds on demand directly from the user dashboard for a small fee, giving creators faster and more flexible access to funds they often need in order to organize their events. Since the launch, we've seen creators of several thousand events take advantage of Instant Payouts. Meanwhile, Tap-to-Pay unlocks the ability for creators to offer the convenience of cashless ticket payment via smartphone, whether at the door or elsewhere, with no additional hardware or set-up cost for the creator.

On the consumer side, average monthly active users (MAUs) of the Eventbrite website and mobile apps rose to 85 million in the first quarter, up 2 million from a year ago. We drove double-digit year-to-year growth in users of our discovery experiences, where we deliver curated local and personalized collections of events as consumers search, browse, and shop for things to do. We introduced thematic search filters in the first quarter that now allow consumers to sort events according to moods and tastes, which users have told us evolve from season to season and one visit to the next.

Evolving consumer app for greater relevance and personalization:


I'm in the mood for something...
adventurous
chill
creative
playful
romantic
More events you'll love


I want something chill
All-Level Yin Yoga and Sound Bath!
Pink Moon Sound Bath



Republic NOLA

An anchor of New Orleans' historic Warehouse district since 2005, Republic NOLA is where locals go to see national and local artists in an intimate space outfitted with beautiful wooden beams and ornate chandeliers.

Over the years, the 1,000-capacity club has hosted plenty of big names before (and sometimes after) they broke out, including rappers Post Malone and Lil Wayne, DJs Diplo and Marshmello, and indie rockers Mumford and Sons and Death Cab for Cutie. A staple of the Crescent City's signature live music scene, Republic really comes alive during the annual New Orleans Jazz Fest with late-night Grateful Dead-themed jam sessions that extend into the wee hours of the morning. Last year, Eventbrite ticketed more than 100 Republic NOLA events, driving 28% of sales for the club's 22,000-plus paid tickets (up from 16,000 in 2022). The partnership between Eventbrite and Republic NOLA has been so successful over the years that, at the National Independent Venue Association Conference in June, Republic plans to host the Eventbrite-sponsored NIVA Gras party.

Eventbrite Q1 2024 Shareholder Letter

Page 6

To serve young, active event-goers, we are prioritizing the Eventbrite mobile app by adding content, personalization, and convenience to captivate consumers and further fuel our marketplace. Steering consumers to the mobile app for access to their tickets is making the experience easier and more secure for our users, and we plan to elevate the overall mobile experience as the year progresses. Native app MAUs rose 14% year-over-year in the first quarter, and mobile app users purchased, on average, twice as many tickets as users on the web or mobile web in the first quarter. Ticket purchases via our mobile app were up 35% year-to-year, reflecting our strategic emphasis on mobile and consumer preference for the experience we are delivering on the app. To draw increased attention to Eventbrite and our creators’ events, we are engaging TikTok and Instagram influencers in our largest metro markets to inspire their followers to discover and attend unique experiences found on Eventbrite. Our continued success in extending our consumer reach on TiKTok and Instagram reflects our ability to help drive audience demand for creators. Our consumer brand perception studies are starting to show an increased appreciation of Eventbrite as a destination for event discovery, in addition to our strong recognition as a reliable ticketing provider. Meanwhile, more creators tapped into the power of our marketing tools to propel their ticket sales, and an all-time record number of creators promoted events via Eventbrite Ads during the first quarter. In fact, the number of advertisers more than doubled from a year ago, and advertising revenue nearly tripled year-to-year. Eventbrite Ads continues to gain traction within our marketplace as we refine targeting and design to deliver greater efficacy and impact. Compared to a year ago, we’ve reduced cost per click and increased advertisers’ return on ad spend by opening up new placements and optimizing advertisers’ objectives. We now offer Eventbrite Ads in 89 cities, collectively representing roughly 55% of our total ticket volume. During the first quarter, we introduced ad credits to incentivize usage among those we believe will most benefit from Eventbrite Ads. We are introducing tailored guidance to help creators produce their most successful marketing campaigns on Eventbrite. As promoted listings become a more prominent feature, we believe we are shifting creator perception of Eventbrite to embrace our demand generation capabilities. SheJumps In 2007, the first SheJumps event sent 14 women to the peak of the Grand Teton — the largest group of women to scale the Wyoming mountain at that time. Since then, the Salt Lake City-based nonprofit organization has sought to increase the presence of women and girls (both cisgender and transgender) as well as nonbinary people in outdoor activities. To accomplish this goal, SheJumps hosts beginner-friendly outdoor events throughout the U.S. and Canada, including group hikes through parks and rock climbing workshops. SheJumps has ticketed more than 1,000 events via Eventbrite, harnessing the platform's ability to spread awareness of nonprofit programming to a national audience. In 2023, SheJumps moved 5,000 tickets via Eventbrite (2,000 of which were paid), sending women and girls to slopes, trails, and mountains. With a 2024 event calendar that includes a day camp in Alaska and four days of rock climbing in Washington, SheJumps is well on its way to introducing even more people to the great outdoors. Page 7Eventbrite Q1 2024 Shareholder Letter

Summary The marketplace transition we are undertaking is significant, and in the midst of these changes, Eventbrite is maintaining balance and taking decisive action. We are increasing investment in strategically-important areas such as inventory acquisition, promoted listings, mobile, and the consumer experience while focusing on protecting Adjusted EBITDA margins and controlling corporate costs. We are also repositioning ourselves to capitalize on Eventbrite’s potent demand-generation capabilities and launching new pricing that drives monetization, while listening to creator and consumer feedback and making adjustments as appropriate. We are encouraged by the progress we are making against the marketplace strategy, and we have confidence that further success will increase Eventbrite’s differentiation and its value. We appreciate your support and look forward to reporting on our progress as the year unfolds. Sincerely, Julia Hartz CEO Lanny Baker CFO Page 8Eventbrite Q1 2024 Shareholder Letter

Financial Discussion

First Quarter 2024 Results

All financial comparisons are on a year-over-year basis unless otherwise noted. Financial statement tables, including the reconciliation of non-GAAP financial measures, can be found at the end of this letter.

Net Revenue

Net revenue of $86.3 million in the first quarter of 2024 was up 11% compared to a year ago, benefiting from higher ticketing fees, new pricing plans, and advertising services. Net revenue per paid ticket was $4.07 for the first quarter of 2024 compared to $3.36 a year ago, and a revenue take rate of 10.1% was 151 basis points higher. Net revenue per paid ticket included a $0.54 contribution from organizer fees and Eventbrite Ads revenue, which combined for $11.4 million or 13% of total revenue in the quarter.



$78M
$79M
$82M
$88M
$86M
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Q1 2024

Paid Ticket Volume

Paid ticket volume of 21.2 million in the first quarter of 2024 was down 8% compared to a year ago. Paid ticket volume for events outside of the U.S. represented 40% of total paid tickets in the first quarter, higher than 38% in the year ago period. Accelerating paid ticket growth is our top operating priority and we currently expect improvement in year-to-year comparisons as the year progresses.



23M
23M
23M
24M
21M
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Q1 2024

Eventbrite Q1 2024 Shareholder Letter

Page 9

Gross Profit

Gross profit was $61.2 million in the first quarter of 2024, up 19% year-over-year for a gross margin of 71.0% compared to 66.1% a year ago. The improvement in gross margins reflects the increased contribution of marketplace revenue year-over-year as well as steps taken to reduce cost of revenue. Gross profit in the first quarter includes $0.1 million of restructuring costs.



$52M
$54M
$56M
$61M
$61M
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Q1 2024

As reported

Operating Expenses

Operating expenses were $68.8 million in the first quarter of 2024, compared to $65.3 million in the first quarter of 2023. Operating expenses included $0.1 million in restructuring expenses in the first quarter of 2024 and $7.1 million in restructuring and other non-routine costs in the first quarter of 2023.

Product development expenses were $26.7 million for the first quarter, compared to $26.6 million a year ago. Product development expenses in the first quarter of 2023 included $4.6 million related to restructuring costs. Excluding restructuring costs and on a non-GAAP basis, product development expenses grew 21% year-over-year reflecting investment in our consumer marketplace strategy. We expect to continue to invest in consumer and marketplace functionality as we execute our strategy with more moderate quarter-to-quarter growth in the coming periods.

GAAP Total Operating Expense



$65M
$69M
$27M
$27M
$17M
$21M
$22M
$21M
Q1 2023
Q1 2024
Product Development
Sales, Marketing & Support
General & Administrative

As reported

Eventbrite Q1 2024 Shareholder Letter

Page 10

Sales, marketing, and support expenses were $20.9 million for the first quarter, compared to $17.1 million a year ago. Sales, marketing, and support expenses in the first quarter of 2023 included $1.3 million related to restructuring costs. Excluding restructuring costs and on a non-GAAP basis, sales, marketing, and support costs grew 33% year-over-year reflecting the expansion of our sales team and greater spending on brand and performance marketing. We expect sales, marketing, and support expense growth to moderate across the remainder of 2024 as the investments made a year ago gain efficiency. General and administrative expenses were $21.2 million in the first quarter, compared to $21.7 million in the first quarter of 2023. General and administrative expenses in the first quarter of 2023 included $2.2 million related to restructuring costs and $1.0 million benefit in other costs. Excluding restructuring costs and non-routine and other items and on a non-GAAP basis, general and administrative expenses were up 3% year-over- year due to an addition to reserves for chargebacks. We continue to focus on managing corporate costs tightly to drive efficiency in these functions. Net Loss ($13M) ($3M) ($4M) ($1M) ($10M) Q1 2024Q4 2023Q3 2023Q2 2023Q1 2023 Net loss was ($4.5) million for the first quarter of 2024 compared with net loss of ($12.7) million in the same period in 2023. Net loss in the first quarter of 2024 included $0.1 million in restructuring costs, and net loss in the first quarter of 2023 included $7.9 million in restructuring costs and non-routine and other items. Page 11Eventbrite Q1 2024 Shareholder Letter

Adjusted EBITDA

Adjusted EBITDA of $10.4 million in the first quarter of 2024 included $0.1 million in restructuring costs. Adjusted EBITDA in the first quarter of 2023 was $2.1 million and included $7.9 million in restructuring costs and non-routine and other items.


$2M
$11M
$6M
$9M
$10M
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Q1 2024
As reported

Adj. EBITDA impact from non-routine items in Q1 2024	Recorded Amount ($M)
Impact to Net revenue	-
Impact to Cost of net revenue	(0.06)
Impact to Operating expense	(0.08)
Total Adjusted EBITDA impact	**($0.14)**

Balance Sheet and Cash Flow

Cash and cash equivalents totaled $579.9 million at the end of the first quarter of 2024, up from $489.2 million as of December 31, 2023. To evaluate Eventbrite's liquidity, the company adds funds receivable from ticket sales within the last five business days of the period to creator advances, short-term investments, and cash and cash equivalents, and then reduces the balance by creator payables. On that basis, the company's available liquidity as of March 31, 2024, was $377.7 million compared to $391.1 million as of December 31, 2023. Long-term debt as of March 31, 2024, was $358.2 million compared to $357.7 million as of December 31, 2023.

Available Liquidity in Q1 2024	Recorded Amount ($M)
Cash and cash equivalents	$579.9
Funds receivable	35.3
Short term investments	113.7
Creator advances, net	5.6
Accounts payable, creators	(356.9)
Available liquidity	**$377.7**

Eventbrite Q1 2024 Shareholder Letter

Page 12

*We have not provided an outlook for GAAP net income (loss) or GAAP net income (loss) margin or reconciliations of expected Adjusted EBITDA to GAAP net income (loss) or expected Adjusted EBITDA margin to GAAP net income (loss) margin, because GAAP net income (loss) and GAAP net income (loss) margin on a forward-looking basis are not available without unreasonable efforts due to the potential variability and complexity of the items that are excluded from Adjusted EBITDA and Adjusted EBITDA margin, such as share-based compensation expense, foreign exchange loss, and other non-recurring expenses. Business Outlook Based upon current information, we anticipate second quarter 2024 net revenue will be within a range of $84 million to $87 million and full year 2024 net revenue will be within a range of $360 million to $371 million. We expect Adjusted EBITDA margin to be in the low- to mid-teens for the full year 2024, excluding the impact of restructuring costs, reserve adjustments, and other items. Page 13Eventbrite Q1 2024 Shareholder Letter

About Eventbrite Eventbrite is a global events marketplace that serves event creators and event-goers in nearly 180 countries. Since its inception, Eventbrite has been at the center of the experience economy, transforming how people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. With over 300 million tickets distributed for over 5 million events in 2023, Eventbrite is where people worldwide discover new things to do or new ways to do more of what they love. Eventbrite has also earned industry recognition as a top employer with special designations that include coveted spots on Fast Company’s prestigious The World’s 50 Most Innovative Companies and Fast Company’s Brands That Matter lists, the Great Place to Work® Award in the U.S., and Inc.'s Best-Led Companies honor. Learn more at www.eventbrite.com. Page 14Eventbrite Q1 2024 Shareholder Letter

Forward-Looking Statements This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Eventbrite, Inc. and its consolidated subsidiaries (the “Company”); the Company’s business model and investments to support growth, including the Company’s marketplace strategy and impact on results; the Company’s expectations regarding the development of its marketplace and products; the Company’s long-term growth strategy, growth areas, pursuit of profitability, operating expenses, and investment initiatives and focus areas; the Company’s expectations with respect to its operating model, financial results and trends; and the Company’s expectations described under “Business Outlook” above. In some cases, forward- looking statements can be identified by terms such as “may,” “will,” “appears,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern the Company’s expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter, including those more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the Securities and Exchange Commission from time to time. Investors are cautioned not to place undue reliance on these statements. Actual results could differ materially from those expressed or implied. All forward-looking statements are based on information and estimates available to the Company at the time of this letter, and are not guarantees of future performance, and reported results should not be considered as an indication of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. Disclaimer Regarding Ticketing and Creator Metrics This letter includes certain measures related to our ticketing business, such as free and paid tickets, paid creators, paid buyers, monthly active users (MAUs), and Eventbrite Ads. We believe that the use of these metrics is helpful to our investors as these metrics are used by management in assessing the health of our business and our operating performance. These metrics are based on what we believe to be reasonable estimates for the applicable period of measurement. There are inherent challenges in measuring these metrics, and we regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy. You should not consider these metrics in isolation or as substitutes for analysis of our results of operations as reported under GAAP. About Non-GAAP Financial Measures We believe that the use of Adjusted EBITDA, Adjusted EBITDA margin and Available Liquidity is helpful to our investors in understanding and evaluating our results of operations and useful measures for period-to-period comparisons of our business performance as they are metrics used by management in assessing the health of our business and our operating performance, making operating decisions, and performing strategic planning and annual budgeting. These measures are not prepared in accordance with GAAP and have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under GAAP. In addition, other companies may not calculate non-GAAP financial measures in the same manner as we calculate them, limiting their usefulness as comparative measures. You are encouraged to evaluate the adjustments and the reasons we consider them appropriate. Some amounts in this shareholder letter may not sum due to rounding. Adjusted EBITDA We calculate Adjusted EBITDA as net income (loss) adjusted to exclude depreciation and amortization, stock-based compensation expense, interest expense, interest income, employer taxes related to employee transactions, other (income) expense net, which consists of foreign exchange rate gains and losses, and income tax provision (benefit). Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital spending that occurs off of the income statement or account for future contractual commitments, (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be Page 15Eventbrite Q1 2024 Shareholder Letter replaced and Adjusted EBITDA does not reflect these capital expenditures and (iii) Adjusted EBITDA does not reflect the interest and principal required to service our indebtedness. In evaluating Adjusted EBITDA, you should be aware that in the future we expect to incur expenses similar to the adjustments in this release. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-routine items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net income (loss) and other GAAP results. Adjusted EBITDA Margin Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by net revenue. Because of the limitations described above, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net income (loss), net income (loss) margin and our other GAAP results. Available Liquidity To evaluate Eventbrite’s liquidity, the Company adds funds receivable from ticket sales within the last five business days of the period to creator advances, short-term investments, and cash and cash equivalents, and then reduces the balance by funds payable and creator payables. Page 16Eventbrite Q1 2024 Shareholder Letter

Condensed Consolidated Statements of Operations

($ in thousands, except per share data)(unaudited)

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Net revenue	$ 86,252	$ 77,914
Cost of net revenue[1]	25,032	26,395
Gross profit	61,220	51,519
Operating expenses [1]:		
Product development	26,684	26,564
Sales, marketing and support	20,869	17,060
General and administrative	21,237	21,718
Total operating expenses	68,790	65,342
Loss from operations	(7,570)	(13,823)
Interest income	7,407	5,453
Interest expense	(2,800)	(2,752)
Other income (expense), net	(1,253)	(953)
Loss before income taxes	(4,216)	(12,075)
Income tax provision	274	611
Net loss	$ (4,490)	$ (12,686)
Net loss per share, basic and diluted	$ (0.05)	$ (0.13)
Weighted-average number of shares outstanding used to compute net loss per share, basic and diluted	99,109	99,503

(1) Includes stock-based compensation as follows:

	2024	2023
Cost of net revenue	$ 152	$ 197
Product development	5,974	4,324
Sales, marketing and support	2,433	2,228
General and administrative	5,403	5,345
Total	$ 13,962	$ 12,094

Eventbrite Q1 2024 Shareholder Letter

Page 17

Condensed Consolidated Balance Sheets

($ in thousands)(unaudited)	March 31, 2024	December 31, 2023
Assets		
Current assets		
Cash and cash equivalents	$ 579,940	$ 489,200
Funds receivable	35,290	48,773
Short-term investments, at amortized cost	113,703	153,746
Accounts receivable, net	3,314	2,814
Creator signing fees, net	651	634
Creator advances, net	5,626	2,804
Prepaid expenses and other current assets	11,276	13,880
Total current assets	749,800	711,851
Creator signing fees, noncurrent	1,282	1,303
Property and equipment, net	10,989	9,384
Operating lease right-of-use assets	1,100	177
Goodwill	174,388	174,388
Acquired intangible assets, net	11,223	13,314
Other assets	3,375	2,913
Total assets	$ 952,157	$ 913,330
Liabilities and Stockholders' Equity		
Current liabilities		
Accounts payable, creators	$ 356,863	$ 303,436
Accounts payable, trade	651	1,821
Chargebacks and refunds reserve	8,718	8,088
Accrued compensation and benefits	8,746	17,522
Accrued taxes	7,136	8,796
Operating lease liabilities	1,937	1,523
Other accrued liabilities	19,505	16,425
Total current liabilities	403,556	357,611
Accrued taxes, noncurrent	4,362	4,526
Operating lease liabilities, noncurrent	1,922	1,768
Long-term debt	358,194	357,668
Total liabilities	768,034	721,573
Stockholders' equity		
Common stock, at par	1	1
Additional paid-in capital	1,019,101	1,007,190
Treasury stock, at cost	(15,055)	—
Accumulated deficit	(819,924)	(815,434)
Total stockholders' equity	184,123	191,757
Total liabilities and stockholders' equity	$ 952,157	$ 913,330

Eventbrite Q1 2024 Shareholder Letter

Page 18

Consolidated Statements of Cash Flows

($ in thousands)(unaudited)

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Cash flows from operating activities		
Net loss	$ (4,490)	$ (12,686)
Adjustments to reconcile net loss to net cash provided by operating activities:		
Depreciation and amortization	3,594	3,531
Stock-based compensation expense	13,962	12,094
Amortization of debt discount and issuance costs	526	498
Unrealized (gain) loss on foreign currency exchange	(1,222)	(1,133)
Accretion on short-term investments	(1,877)	(1,552)
Non-cash operating lease expenses	133	1,875
Amortization of creator signing fees	194	210
Changes related to creator advances, creator signing fees, and allowance for credit losses	423	(727)
Provision for chargebacks and refunds	5,046	4,717
Other	155	314
Changes in operating assets and liabilities, liabilities, net of impact of acquisitions:		
Accounts receivable	(899)	(543)
Funds receivable	13,668	17,835
Creator signing fees and creator advances	(3,036)	665
Prepaid expenses and other assets	2,142	(237)
Accounts payable, creators	52,002	57,699
Accounts payable, trade	(1,151)	(125)
Chargebacks and refunds reserve	(4,416)	(4,621)
Accrued compensation and benefits	(8,776)	142
Accrued taxes	(2,020)	(4,580)
Operating lease liabilities	(488)	(1,058)
Other accrued liabilities	7	2,848
Net cash provided by operating activities	63,477	75,166
Cash flows from investing activities		
Purchase of short-term investments	(84,113)	(94,679)
Maturities of short-term investments	126,033	—
Purchases of property and equipment	(316)	(286)
Capitalized internal-use software development costs	(2,257)	(1,484)
Net cash provided by (used in) investing activities	39,347	(96,449)
Cash flows from financing activities		
Repurchase of common stock	(12,010)	—
Proceeds from exercise of stock options	—	463
Taxes paid related to net share settlement of equity awards	(2,612)	(1,822)
Principal payments on finance lease obligations	—	(1)
Net cash used in financing activities	(14,622)	(1,360)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2,538	1,797
Net increase (decrease) in cash, cash equivalents and restricted cash	90,740	(20,846)
Cash, cash equivalents and restricted cash		
Beginning of period	489,200	540,174
End of period	$ 579,940	$ 519,328

Key Operating Metrics and Non-GAAP Financial Measures

(In thousands, except per ticket data)(Unaudited)

	Three Months Ended March 31,	
	2024	2023
Net revenue	$ 86,252	$ 77,914
Paid ticket volume	21,216	23,156
Net revenue per paid ticket	$ 4.07	$ 3.36

Adjusted EBITDA Reconciliation

	2024	2023
Net Income (Loss)	$ (4,490)	$ (12,686)
Add:		
Depreciation and amortization	3,594	3,515
Stock-based compensation	13,962	12,094
Interest income	(7,407)	(5,453)
Interest expense	2,800	2,752
Employer taxes related to employee equity transactions	427	356
Other (income) expense, net	1,253	953
Income tax provision	274	611
Adjusted EBITDA	$ **10,413**	$ **2,142**
Adjusted EBITDA Margin	**12 %**	**3%**
Restructuring and other items Included in Net Income (Loss) and Adjusted EBITDA:		
Restructuring costs	$ 135	$ 8,822
Creator upfront reserves release	—	(950)
	$ 10,548	**$ 10,014**

Eventbrite Q1 2024 Shareholder Letter

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